CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-277947 on Form N-2 of our report dated May 26, 2023, relating to the consolidated financial statements and consolidated financial highlights of the Cascade Private Capital Fund (formerly known as Barings Private Equity Opportunities and Commitments Fund) (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 9, 2024